Exhibit 5.1

February 13, 2026

Cencora, Inc.

1 West First Avenue

Conshohocken, PA 19428

Re:	Public Offering of 3.950% Senior Notes due 2029, 4.250% Senior Notes due 2030, 4.600% Senior Notes due 2033, 4.900% Senior Notes due 2036, and 5.650% Senior Notes due 2056 of Cencora, Inc.

Ladies and Gentlemen:

We have acted as counsel to Cencora, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of its 3.950% Senior Notes due 2029 (the “2029 Notes”), $500,000,000 aggregate principal amount of its 4.250% Senior Notes due 2030 (the “2030 Notes”), $500,000,000 aggregate principal amount of its 4.600% Senior Notes due 2033 (the “2033 Notes”), $1,000,000,000 aggregate principal amount of its 4.900% Senior Notes due 2036 (the “2036 Notes”), and $500,000,000 aggregate principal amount of its 5.650% Senior Notes due 2056 (the “2056 Notes,” and together with the 2029 Notes, the 2030 Notes, the 2033 Notes and the 2036 Notes, the “Notes” or “Securities”) pursuant to the terms of an Underwriting Agreement, dated February 10, 2026 (the “Underwriting Agreement”), by and among the Company, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named on Schedule 1 to the Underwriting Agreement.

The 2029 Notes were issued under that certain Indenture, dated as of November 19, 2009 (the “Base Indenture”), by and between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented and amended by the Eighteenth Supplemental Indenture thereto, dated as of the date hereof (as supplemented and amended, the “2029 Note Indenture”), by and between the Company and the Trustee. The 2030 Notes were issued under the Base Indenture, as supplemented and amended by the Nineteenth Supplemental Indenture thereto, dated as of the date hereof (as supplemented and amended, the “2030 Note Indenture”), by and between the Company and the Trustee. The 2033 Notes were issued under the Base Indenture, as supplemented and amended by the Twentieth Supplemental Indenture thereto, dated as of the date hereof (as supplemented and amended, the “2033 Note Indenture”), by and between the Company and the Trustee. The 2036 Notes were issued under the Base Indenture, as supplemented and amended by the Twenty-First Supplemental Indenture thereto, dated as of the date hereof (as supplemented and amended, the “2036 Note Indenture”), by and between the Company and the Trustee. The 2056 Notes were issued under the Base Indenture, as supplemented and amended by the Twenty-Second Supplemental Indenture thereto, dated as of the date hereof (as supplemented and amended, the “2056 Note Indenture” and together with the 2029 Note Indenture, the 2030 Note Indenture, the 2033 Note Indenture and the 2036 Note Indenture, the “Indentures”), by and between the Company and the Trustee.

Morgan, Lewis & Bockius llp

2222 Market Street
Philadelphia, PA 19103-2921	+1.215.963.5000
United States	+1.215.963.5001

Cencora, Inc.

February 13, 2026

In connection with this opinion letter, we have examined:

(i)	the Indentures;

(ii)	the Underwriting Agreement;

(iii)	the registration statement on Form S-3 (File No. 333-283481) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 26, 2024 (the “Shelf Registration Statement”);

(iv)	the preliminary prospectus supplement of the Company dated February 10, 2026, including the accompanying base prospectus dated November 26, 2024, which was filed by the Company with the Commission on February 10, 2026 pursuant to Rule 424(b)(5) promulgated under the Act;

(v)	the pricing term sheet, which was filed by the Company with the Commission on February 10, 2026 pursuant to Rule 433 promulgated under the Act;

(vi)	the final prospectus supplement of the Company dated February 10, 2026 including the accompanying base prospectus dated November 26, 2024, which was filed by the Company with the Commission on February 11, 2026 pursuant to Rule 424(b)(2) promulgated under the Act (the “Prospectus”);

(vii)	originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws; and

(viii)	resolutions and such other documents and records of the Company as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. As to any facts that are material to the opinions hereinafter expressed that we did not independently establish or verify, we have relied without investigation upon the representations of the Company contained in the Underwriting Agreement and upon certificates of officers of the Company.

We have also assumed, without any independent investigation or verification of any kind, that the Indentures have been duly authorized, executed and delivered by the Trustee, that the Indentures constitute legal, valid and binding obligations of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indentures.

Based upon the foregoing, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

Cencora, Inc.

February 13, 2026

The opinions expressed above are subject to the following limitations and qualifications:

A.	The opinions set forth above as to validity, binding effect or obligation of the Company may be limited by the effect of (i) bankruptcy, insolvency, reorganization, fraudulent transfer and other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, (ii) general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought, (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy, or (iv) requirements that a claim with respect to any securities in denominations other than in United States dollars (or a judgment denominated other than in United States dollars in respect of the claim) be converted into United States dollars at a rate of exchange prevailing on a date determined by applicable law.

B.	The opinions set forth above are limited to the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement, to references to us in the Registration Statement and to references to us under the caption “Validity of Securities” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP